Exhibit 10.25

June 24, 2009

Dear Kathy:

It is a pleasure to present this employment contract for you to join the bebe team. The following details summarize your position, compensation, benefits, and other pertinent information relative to your employment with bebe stores, inc.

1.                                      Term:

bebe Stores, Inc. agrees to employ Kathy Lee, and Kathy Lee agrees to be employed by bebe Stores, Inc beginning as of the effective date and continuing until the three (3) year anniversary of the effective date, subject to any earlier termination as described below.  The effective date is considered to be the date this agreement is signed by Manny Mashouf, Chairman and CEO.

2.                                      Position:

You will be employed as Chief Merchandising Officer for bebe Retail. You will be based in our Los Angeles Design Studio and will have direct responsibility for bebe Merchandising, bebe Design. Additionally, after 90 days, you will assume responsibility for bebe Retail Planning. Your start date will be Wednesday, June 24th. , 2009. You will be reporting to Manny Mashouf, Chairman and Chief Executive Officer.

3.                                      Sign-On Bonus:

Upon mutual execution of this offer, you will be paid a sign-on bonus in the gross amount of $323,142.35 (net amount after accounting for applicable taxes and withholdings is $200,000) (“Sign-On Bonus”). The net amount is to be repaid by you to the Company in full if prior to your 3-year anniversary from the effective date of this agreement you resign or you are separated from the company for “Cause” (as defined below).

4.                                      Compensation:

We are offering you the following compensation package:

a.                                       Base Salary:

Your base salary will be $450,000.00 per year.  Salaries are earned and paid in bi-weekly increments.

b.                                      Bonus:

You will be eligible to participate in the 40% pool of, and per the terms of, the bebe discretionary bonus plan.  If achieved, bonus earned per the plans terms will be prorated based on your hire date. To be eligible, you must be employed at the time of bonus pay out. While you will be eligible to receive up to 40% base salary as part of the discretionary plan, $135,000 of this amount (before taxes and other withholdings ) will be guaranteed in each of bebe’s fiscal years 2010, 2011 and 2012, subject to the employment requirement stated in the previous sentence, and is payable when each fiscal year annual company bonuses are paid.

c.                                       Stock Options:

I. Time Vest Options:

After acceptance of this offer and subject to approval by the board of directors, you would receive an option to purchase 200,000 shares of bebe common stock, subject to vesting and other standard provisions of the company’s 1997 Stock Plan, as amended.  The Grant Date and consequently the Fair Market Value (FMV) or price, would be set as of the 15th of the month following the month of your date of hire.  In the event that the 15th is a weekend or trading holiday, the following trading day shall determine price/grant date.

400 Valley Drive Brisbane, CA  94005      Telephone 415.657.4472        Fax 415.657.4445

II. Time Based Restricted Stock Units (TBRSU’s):

Subject to (a) Board approval and (b) the terms of the Company’s Stock Option Plan, you will be granted a tranche of Time Based Restricted Stock Units (“TBRSU”) on your date of hire in the gross amount of $125,000; the number of TBRSU’s granted and the Fair Market Value (“FMV”) of said stock shall be calculated at the closing price on your hire date.  No TBRSU’s shall vest until the end of fiscal year 2010. Additionally, on the respective one (1) year and two (2) year anniversary of your hire date, you will be granted a tranche of TBRSU’s in the gross amount of $125,000; the respective number of TBRSU’s granted and the FMV of the stock shall be calculated at the closing price of your corresponding 1st and 2nd anniversary dates.  Each post-hire grant of TBRSU’s shall not vest until one year from grant or until the end of fiscal years 2011 and 2012, respectively.

5.                                      Benefits:

a.                                       Employee Stock Purchase Plan:

You will be eligible to participate in the Employee Stock Purchase Plan.

b.             bebe Benefits Plan:

I.              You will be eligible to participate in the bebe Benefits Plan.  You will be subject to the group program’s terms and provisions, limitations, exclusions, and the company’s eligibility requirements, which will be explained to you during the benefits orientation.

II.          For bebe executives, paid time off (PTO) is discretionary and will not be accrued. The opportunity to take PTO is contingent upon the executive’s workload and ability to manage their schedule. As such, you will be eligible to take a maximum of 18 days of PTO per year.

6.                                      At-Will Employment:

bebe stores, inc.’s employment relationship with employees is an “at-will” arrangement where the employment relationship is voluntary and based on mutual consent.  You may leave your employment at any time, and bebe stores, inc. reserves the right to terminate your employment at any time, with or without cause.  Nothing said to you or promised to you by anyone other than a specific, written agreement signed by the Chief Executive Officer of the company will change this at-will arrangement

7.                                      Company Policies:

As an employee of bebe stores, inc., you will be subject to and required to adhere to all of the company’s policies and procedures pertaining to its employees.  This includes all policies relating to standards of conduct, conflicts of interest, and compliance with the company’s rules and regulations.

8.                                      Arbitration Agreement: You agree that if any disputes should arise between you and bebe stores, inc. (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with bebe, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator.  This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and bebe stores, inc. waive our rights to a court or jury trial.  You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed.

You agree that all disputes between you and bebe stores, inc. are covered by this Arbitration Agreement to the fullest extent permitted by law.  This includes claims for wrongful discharge, discrimination, harassment, and any injury to your physical, mental, or economic interests.  Also, you agree that all disputes are covered by this Arbitration Agreement whether based on claimed violations of statutory, contractual, or common law rights.

Disputes between you and bebe stores, inc. that are not covered by this Agreement include claims for unemployment insurance or workers’ compensation, and claims under the National Labor Relations Act or those heard exclusively by the Labor Commissioner.

This Agreement does not interfere with either party’s right to pursue a provisional remedy in court pursuant to California Code of Civil Procedure, section 1281.8.

The arbitration shall be conducted in accordance with the rules set forth in the Code of Civil Procedure, section 1280 and following (and any successor statute).  The parties may engage in discovery pursuant to C.C.P. 1283.05.  They have the right to be represented by an attorney or representative of their choosing.  The arbitrator’s decision will be rendered in writing, and shall provide the legal and factual basis for the decision.  This agreement to arbitrate survives the termination of your employment with bebe.  The arbitrator shall have the authority to award all remedies that would otherwise be available under applicable law in court, but no more than that, with respect to the claims in question.  In addition, the parties agree to share equally in paying the arbitrator’s fees and expenses, as well as the cost, if any, of the room where the arbitration hearing is conducted.  However, each party shall pay their own attorneys’ fees; except the arbitrator shall have the authority to award reasonable attorneys’ fees and costs to the prevailing party where allowed by statute.

9.                                      Work Eligibility Documents:

As a condition of your employment with bebe stores, inc., you will be required to provide evidence of your identity and eligibility for employment in the United States.  It is required that you bring the appropriate documentation with you at the time of employment.  The required documentation is enclosed with this letter.

10.                               Termination Prior to Expiration of term and effects of such termination:

Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time prior to the expiration of the Term for any of the following:

(i) For “cause”, upon the determination by Manny Mashouf  (or in the case of Mr. Mashouf’s absence, the Employer’s Board of Directors) that “cause” exists for the termination of the employment relationship. The term “cause” shall mean [a] Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee’s involvement in a conflict of interest which is defined as any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its divisions, or involves a possible conflict of interest determined by the company and for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer, or any of their respective divisions; [f] Employee’s material breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach, or [g] Employee violates the Foreign Corrupt Practices Act or other applicable United States law.  It is expressly acknowledged and agreed that the decision as to whether “cause” exists for termination of the employment relationship by Employer is delegated to Manny Mashouf (or in the case of Mr. Mashouf’s absence, to the Employer’s Board of Directors). If Employee disagrees with the decision reached by Mr. Mashouf (or the Board, if applicable), the dispute will be limited to whether Mr. Mashouf (or the Board, if applicable) reached the decision in good faith;

(ii) for any reason not stated in Section 10(i), (iii) or (iv), including without cause;

(iii) upon Employee’s death; or

(iv) upon Employee’s becoming disabled so as to entitle Employee to benefits under bebe’s long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee’s duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

10.1 The termination of Employee’s employment by Employer prior to the expiration of the term shall constitute a termination “for Cause” if made pursuant to Section 10(i), (iii) or (iv). The effect of such termination is as follows:

(i) If Employee’s employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination.  Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination.

(ii) Upon termination of the employment relationship as a result of Employee’s death, Employee’s heirs, administrators, or legatees shall be entitled to Employee’s pro rata salary through the date of such termination, but Employee’s heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested to Employee at the date of such termination.

(iii) Upon termination of the employment relationship as a result of Employee’s incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested to Employee at the date of such termination.

(iv) Upon a resignation or abandonment or other termination of the employment relationship by Employee prior to expiration of the Term (“Voluntary Termination”), all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination.  Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination.

11.                               Severance:

In the event that the company terminates under Section 10(ii) prior to the expiration of this term, you will be entitled to receive, as your sole compensation, consideration and benefit, base salary continuation (payable on the company’s normal pay schedule) for the remaining term of this employment agreement and any unpaid portion of bonuses that would have been guaranteed (i.e. $135,000, amount prior to taxes and other standard withholdings) for the years during the original 3 year term and is payable when each fiscal year annual company bonuses are paid. You will also vest immediately only in the TBRSU’s granted in the year which you are terminated and subsequent TBRSU’s are forfeited; additionally any unvested options will not vest.

12.                               Change of Control:

If there is a change in a majority ownership and Manny Mashouf, Chairman and CEO is no longer employed or affiliated with bebe Stores, Inc. and subsequently your employment is terminated as a result, or the new ownership does not assume responsibility for this employment agreement, you will be entitled to receive, as your sole compensation, consideration and benefit, base salary for the remaining term of this employment agreement payable immediately and any unpaid portion of bonuses that would have been guaranteed (i.e. $135,000 less taxes and other applicable withholdings) for the years in the original 3 year term, which is payable immediately. You will also vest immediately in the TBRSU’s granted in the year which you are terminated. You will also be granted and vest immediately in a tranche of TBRSU’s in the gross amount equal to either $125,000 or $250,000 depending on if 1 or 2 years  remain in the original term (the respective number of TBRSU’s granted and the FMV of the stock shall be calculated at the closing price of your termination date).  Any unvested options will not vest.

This offer letter supersedes any prior discussions, agreements, understandings, offers or statements made to you during the interview process.  This offer letter, referenced materials, and the Arbitration Manual represent the entire agreement regarding your position with bebe.  If you are in agreement with the provisions of this employment offer, please sign, date, and return the original of this letter to the Human Resources Department, acknowledging your understanding and acceptance; retain a copy for your records.

We are excited about you joining the team at bebe stores, inc., and I look forward to working with you.

ACKNOWLEDGEMENT AND ACCEPTANCE

My signature below acknowledges my understanding and acceptance of bebe stores, inc. offer of employment subject to the terms and conditions set forth in this letter.

/s/ Kathy Lee	6/24/09
Kathy Lee	Date

/s/ Manny Mashouf	6/24/09
Manny Mashouf, Chairman & CEO	Date

cc:    Louis Leidelmeyer, Human Resources